Exhibit 99.1

CONTACT:	Kim Rudd

Executive Assistant

(585) 784-3324

Investors and Media: Melanie Dambre

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. PUBLISHES INAUGURAL CORPORATE RESPONSIBILITY REPORT

ROCHESTER, N.Y. – June 21, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today released its inaugural Corporate Responsibility Report, Monro.Forward Responsibly, which covers fiscal year 2021.

The report highlights the actions Monro is taking every day to care for its Teammates and customers, make a positive impact on the communities where it operates, and act as a good steward of the environment.

“Corporate responsibility is fundamental to our core values and how we conduct business at Monro. This report is an important step forward and a testament to the Company’s commitment to increase transparency around the oversight and management of our highest priority Environmental, Social and Governance (ESG) initiatives, and how we’re incorporating these factors in our daily decision- making and long-term planning. I am excited to continue to work with our Board of Directors and Senior Leadership Team to drive Monro.Forward responsibly and look forward to reporting on our progress as we continue our ESG journey,” said Mike Broderick, President and Chief Executive Officer.

Highlights and progress addressed in the report include:

•	Strengthening the Board of Directors’ ESG oversight through delegation of primary oversight to our re-named Nominating and Corporate Responsibility Committee.

•

Enhancing Teammate engagement and prioritizing safety by conducting more robust and structured trainings and a commitment to offer Teammates clearly defined career paths, which have resulted in the lowest turnover rates in more than five years.

•	Fostering diversity, equity and inclusion at all levels of the Company through our Teammate Resource Group and our training and recruiting initiatives.

•

Making a positive impact in the communities where our Teammates work and live by volunteering and investing in more social programs that align with our mission and vision, which include providing access to basic needs for individuals and families.

•	Reducing our energy footprint by including energy saving initiatives such as LED lighting and energy efficient signage in our store refreshment plan.

Included in the report is a mapping to certain metrics of the Sustainability Accounting Standards Board’s (SASB) Multiline & Specialty Retailers and Auto Parts industries. Monro will continue to evaluate additional metrics for disclosure in future years.

Monro’s 2021 Corporate Responsibility Report is available on its corporate website at https://corporate.monro.com/corporateresponsibility.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated $1.1 billion in sales in fiscal 2021 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across nearly 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.